INVESTMENT MANAGEMENT

March 19, 2007

Merrill Lynch Mortgage Investors, Inc.
c/o Global Commercial Real Estate
4 World Financial Center, 16th Floor
250 Vesey Street
New York, New York 10080
Attention: David M. Rodgers, with a copy to:
cc: Director of CMBS Securitizations

Capmark Finance Inc. 200 Witmer Road Horsham, Pennsylvania 19044 Attn: General Counsel
Merrill Lynch Mortgage Investors, Inc.
4 World Financial Center, 12th Floor
250 Vesey Street
New York, New York 10080
Attention: General Counsel for Global Commercial
Real Estate in the Office of the General Counsel

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services
Group— ML-CFC Commercial Mortgage Trust
2006-3, Commercial Mortgage Pass- Through
Certificates, Series 2006-3

Midland Loan Services, Inc., 10851 Mastin, Building 82,7th Floor Overland Park, Kansas 66210 Attention: President, telecopy no. (913) 253-9001	ING Clarion Capital, LLC 230 Park Avenue 12th Floor New York, NY 10169 Attn: Stephen Baines
Dechert LLP 30 Rockefeller Plaza New York, New York 10112 Attention: Stephanie M. Tita, telecopy no. (212)698-3599	Moody's Investor Service, Inc. 99 Church Street New York, NY 10007 Attn: CMBS Surveillance Group
Fitch, Inc. Commercial Moitgage Backed Securities One State Street Plaza New York, NY 10004 Attn: Surveillance

Re: Merrill Lynch Mortgage Investors Inc. Series 2006-3

Dear Sir or Madam:

This Officer's Certificate is provided to you by ING Clarion Partners, LLC ("Clarion") pursuant to Section 3.13 of that certain Pooling and Servicing Agreement ("PSA") dated as of September 1, 2006 relative to the above referenced securitization for which Clarion acts as Special Servicer. Capitalized terms used herein shall bear the meaning ascribed to them in the PSA unless otherwise defined in this letter.

The undersigned officer, on behalf of Clarion, hereby informs you that (i) a review of the activities of the Special Servicer and of its performance under this Agreement, has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Special Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout such preceding calendar year or portion thereof or, if there has been a failure to fulfill any such obligation in any material respect, each such failure know to the officer and the nature and status thereof are set forth below, and (iii) the Special Servicer has received no notice regarding qualification, or challenging the status, of any REMIC formed pursuant to the Agreement from the IRS or any other governmental agency or body.

Sincerely,

ING Clarion Partners, LLC
A New York limited liability company,
its authorized agent

By: /s/ Bruce G. Morrison
       Bruce G. Morrison
       Authorized Signatory

ING CLARION
230 Park Avenue, New York, NY 10169
T 212.883.2517  F 212.883.2817
E bruce.morrison@ingclarion.com
www.ingclarion.com